Lantern Advisers, LLC
900 IDS Center
Minneapolis, Minnesota 55402

March 19, 2009

Robert A. Buntz, Jr.
Chief Executive Officer
Webdigs, Inc.
3433 West Broadway Street NE Suite 501
Minneapolis, Minnesota 55413

Re: Notice of Conversion of Promissory Note

Dear Mr. Buntz:

As provided for in Section 14 of the Term Promissory Note dated December 12, 2008 between Webdigs, Inc. and Lantern Advisers, LLC Lantern elects to convert all outstanding principal amount of the note ($250,000) excluding interest. The calculation used for conversion is Section 14 (ii) which states the conversion price as "75% of the lowest bid price of the common stock of the Maker as reported on the OTCBB or Pink Sheets (or other applicable medium)during the five trading days prior to the Conversion Date. Maker shall cause one or more stock certificates (as direct by Payee) to be delivered to Payee within five business days of the Conversion Date, together with a replacement promissory note(identical in all respects of this Note, other than reflecting an appropriate reduction in any principal amount earlier converted hereunder) in cases involving a conversion of less than all amounts then owing under this Note."

Considering the closing bid price on Friday, March 13, was $0.02 the conversion price as described above would equal $0.015. This results in a share issuance of 16,666,667 shares of the common stock of Webdigs, Inc. to Lantern Adviser, LLC. Please consider this letter notice of conversion and issue the shares to Lantern Advisers, LLC and mail to the address stated above. Thank you in advance.

Regards,

Joseph A. Geraci II
Managing Member
Lantern Advisers, LLC